FIRST AMENDMENT TO SECURITIES LENDING AGREEMENT

THIS    FIRST    AMENDMENT    TO    SECURITIES    LENDING    AGREEMENT
("Amendment") is made and entered into effective as of ____August 27, 2020, by and between U.S. BANK NATIONAL ASSOCIATION ("Bank") and WILSHIRE MUTUAL
FUNDS, INC., on behalf of each respective series identified in Exhibit A attached to the Agreement (each such series hereinafter referred to as a separate "Customer").

WITNESSETH:

WHEREAS, Customer and Bank are parties to that certain Securities Lending Agreement dated effective as of November 25, 2019, as amended from time to time ("Agreement"); and

WHEREAS, the parties desire to amend the Agreement on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:

1.    Election of Collateral Investment. The Election of Collateral Investment attached as Exhibit D to the Agreement shall hereby be deleted and replaced by the Election of Collateral Investment attached as Exhibit D to this Amendment.

2.    No Further Effect. Except as expressly amended or modified hereby, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be deemed incorporated into and a part of the Agreement.
3.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment to Securities Lending Agreement effective as of the day and year first above written.

WILSHIRE MUTUAL FUNDS, INC.

By: /s/ Nathan Palmer
Name: Nathan Palmer
Title: Vice President
Date: 8/27/2020

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jill M. Stevenson
Name: Jill M. Stevenson
Title: Vice President
Date: 8/27/2020

EXHIBIT D
ELECTION OF COLLATERAL INVESTMENT

U.S. Bank, N.A.
800 Nicollet Mall
Minneapolis, MN 55402

Ladies and Gentlemen:

Pursuant to the Securities Lending Agreement dated effective as of November 25, 2019, as amended from time to time ("Agreement") between U.S. Bank National Association ("Bank") and Wilshire Mutual Funds, Inc., on behalf of its respective series listed on Exhibit A (each a "Customer"), Customer desires to select the Collateral Investment into which Cash Collateral and Proceeds are invested (as such terms are defined in the Agreement).
Customer hereby directs that U.S. Bank Money Market Deposit Account, CUSIP USBGFS7, with an initial rate to be communicated separately by Bank to Customer ("MMDA") be designated as a Collateral Investment pursuant to Section 1 of the Agreement. This election to use the MMDA does not otherwise amend the terms of the Agreement. Notwithstanding the foregoing, Customer and Bank acknowledge and agree that Customer's Collateral Investment shall be immediately converted from the MMDA to Government Obligations Fund, Class X, a series of First American Funds, Inc. ("Fund") either (1) in the event Customer becomes an affiliate (as defined in the Investment Company Act of 1940 and the rules and regulations promulgated thereunder) or Bank, or (2) upon written direction from Customer.

Customer represents and warrants that Customer is independent of Bank and is not an affiliate (as defined above) of Bank; has discretionary authority to select the investments and approve the fees described herein for the MMDA; and received, read, understood and approved the Supplemental MMDA Provisions attached hereto and made a part hereof before Customer' s assets were first deposited to the MMDA. Customer represents and warrants that it is familiar with the Investment Company Act of 1940, as amended, and that it has reviewed and understands the most recent prospectus relating to the Fund.

The foregoing designation, direction, acknowledgments, representations and warranties are made in accordance with Customer's custody agreement and applicable law. Please acknowledge your agreement to the terms set out above by signing and dating where indicated below.

Signed for and on behalf of Customer            Acceptance:
Wilshire Mutual Funds, Inc.                U.S. Bank National Association
By: /s/ Nathan Palmer                    By: /s/ Jill M. Stevenson
Name: Nathan Palmer                    Name: Jill M. Stevenson
Title: Vice President                    Title: Vice President
Date: 8/27/2020                        Date: 8/27/2020

SUPPLEMENTAL MMDA PROVISIONS

1.    The MMDA product is offered by Bank, which is a member of the Federal Deposit Insurance Corpora t ion ("FDIC"). MMDAs a re FDIC insured per depositor, as determined under FDIC Regulations, up to the maximum allowed by la w.
2.    The MMDA is a variable rate account and will bear interest, if any, at a variable rate determined in Bank's discretion based on market conditions and may change daily and by any amount. The Bank will provide notice of changes in the rate, but Customer may call its relationship manager to obtain current rate information.
3.    Interest is compounded on the MMDA's principal balance each calendar day and is credited monthly unless otherwise a greed to by Bank and Customer.
4.    There is no minimum balance required to make a deposit to the MMDA or avoid the imposition of a fee in connection with the MMDA. Bank calculates interest on the full amount of the MMDA's principal balance f or each day by use of the daily balance method, using a daily rate of at least 1/365 (or, in a leap year, 1/366) of the interest rate. Interest begins to accrue on the business day funds are deposited to the MMDA and accrues until the business day such funds are withdrawn from the MMDA.
5.    No account or transaction fees will be imposed in connection with the MMDA.
7.    The MMDA is held by Bank for the benefit of its customers. The Bank makes all deposits to and withdrawals from the MMDA pursuant to this direction.
8.    Transactions. The MMDA is held by Bank for the benefit of its customers. Bank makes all deposits to and withdrawals from the MMDA pursuant to the Election of Collateral Investment.
9.    As part of Bank's fees for servicing Customer's account, Bank earns and retains float income to the extent the Customer's account holds a principal balance in the MMDA.
10.    Bank's role is ministerial in nature. The Customer is responsible for evaluating the risks associated with investing in the MMDA. The Bank makes no representations regarding the merits of investing in the MMDA. The Customer acknowledges Bank is not an investment adviser. Bank(i) has no discretion to invest Customer's account assets (such as discretion to select the MMDA; determine whether, or what amount of , Customer's account assets will be deposited to the MMDA; withdraw from the MMDA; or determine the Customer's liquidity needs) and (ii) does not render investment advice with respect to Customer's account assets. Bank's power to determine the MMDA's interest rate, whether exercised or not, will not be deemed to be such discretion or advice.
11.    Bank reserves the right to close the MMDA at any time. Bank may also terminate or suspend specific services related to the MMDA without prior notice to the Customer including, without limitation, in the event that Customer becomes affiliated with Bank under the Investment Company Act of 1940. Until revoked or terminated in writing by the Customer, Bank may rely on this Direction and all authorizations, instructions or directions issued under this Direction.
13. This Direction is provided pursuant to the Custody Agreement. If and to the extent that this Direction or any authorization, instruction or direction issued hereunder conflict with the Custody Agreement, the terms of the Custody Agreement shall control. Nothing herein shall limit any rights or responsibilities that the Customer or Bank may have under the Custody Agreement.

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